                                                                    EXHIBIT 12.1

                       FEDERATED DEPARTMENT STORES, INC.
        COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES(A)
                       (IN THOUSANDS, EXCEPT RATIO DATA)

                                        PERIOD    FISCAL YEAR   FISCAL YEAR   FISCAL YEAR  FISCAL YEAR  FISCAL YEAR
                                        ENDED        ENDED         ENDED         ENDED        ENDED        ENDED
                                        5/3/97       2/1/97        2/3/96       1/28/95      1/29/94      1/30/93
                                      ----------  ------------  ------------  -----------  -----------  -----------
Income before income taxes..........  $   43,683  $    441,435  $    201,859   $ 331,284    $ 367,780    $ 232,007
Add: Portion of rents representative
      of the interest factor........      29,332       117,328       133,501      71,109       63,530       63,843
    Interest Expense................     114,725       498,616       508,132     262,115      213,544      258,211
                                      ----------  ------------  ------------  -----------  -----------  -----------
Adjusted Income.....................  $  187,740  $  1,057,379  $    843,492   $ 664,508    $ 644,854    $ 554,061
                                      ----------  ------------  ------------  -----------  -----------  -----------
                                      ----------  ------------  ------------  -----------  -----------  -----------

Fixed charges:
    Interest Expense................  $  114,725  $    498,616  $    508,132   $ 262,115    $ 213,544    $ 258,211
    Capitalized interest............         248           897           933         447          191          126
    Portion of rents representative
      of the interest factor........      29,332       117,328       133,501      71,109       63,530       63,843
                                      ----------  ------------  ------------  -----------  -----------  -----------
Total fixed charges.................  $  144,305  $    616,841  $    642,566   $ 333,671    $ 277,265    $ 322,180
                                      ----------  ------------  ------------  -----------  -----------  -----------
                                      ----------  ------------  ------------  -----------  -----------  -----------

Ratio of earnings to fixed
 charges............................        1.30x         1.71x         1.31x       1.99x        2.33x        1.72x

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(a) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding interest capitalized). Fixed charges represent interest incurred, amortization of debt expenses and that portion of rental expense on operating leases deemed to be the equivalent of interest.